Exhibit 99.2

EHHI HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

EHHI HOLDINGS, INC.
Dallas, Texas

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

INDEPENDENT AUDITOR’S REPORT

Board of Directors
EHHI Holdings, Inc.
Dallas, Texas

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of EHHI Holdings, Inc., which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EHHI Holdings, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP
Indianapolis, Indiana
March 24, 2014

1.

EHHI HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET
December 31, 2013

ASSETS
Currents assets
Cash and cash equivalents	$11,524,808
Accounts receivable, net (Notes 1 and 11)	43,736,468
Prepaid and other current assets	1,524,217
Deferred tax, current (Note 5)	1,555,315
Total current assets	58,340,808

Property and equipment, net (Note 3)	8,391,171

Other assets
Goodwill, net (Note 4)	340,634,247
Intangible assets, net (Note 4)	17,373,509
Security deposits	246,677
Other assets	1,690,228
Total other assets	359,944,661
$426,676,640
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,920,633
Accrued payroll and related benefits	14,738,774
Deferred revenue	20,194,592
Current portion – debt (Note 6)	6,000,000
Current portion – capital lease obligation (Note 3)	1,351,078
Accrued expenses	8,693,403
Total current liabilities	52,898,480

Long-term liabilities
Debt (Note 6)	146,108,432
Capital lease obligation (Note 3)	1,171,602
Deferred tax (Note 5)	12,361,364
Total long-term liabilities	159,641,398

Commitments and contingencies

Shareholders’ equity
Preferred stock – Series A $1 par 15,000 authorized no shares issued or outstanding	—
Common stock – Class A $1,000 par, 260,000 authorized, 139,375 issued and outstanding	139,375,000
Common stock – Class B $ 1 par, 160,000 authorized, 159,484 issued and 117,031 outstanding	117,031
Common stock – Class C $ 1 par, 65,000 authorized, 60,755 issued and outstanding	60,755
Common stock – Class D $ 1 par, 2,600,000 authorized no shares issued or outstanding	—
Paid-in capital	2,383,963
Treasury stock - 42,453 Class B shares	(2,378,217)
Retained earnings	74,690,076
Accumulated other comprehensive loss	(111,846)
Total shareholders’ equity	214,136,762
$426,676,640

See accompanying notes to consolidated financial statements.
2.

EHHI HOLDINGS, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Year Ended December 31, 2013

Net revenues	$302,210,057

Cost of sales (exclusive of depreciation and amortization shown separately below)	142,442,240
General and administrative salaries	56,742,158
Other operating expenses	53,536,648
Depreciation and amortization	5,792,709
258,513,755

Income before other expenses	43,696,302

Other (income) expenses
Other income	(761,771)
Interest expense, net	9,611,515
8,849,744

Income before income taxes	34,846,558

Income tax expense	12,946,553

Net income	21,900,005

Other comprehensive loss
Change in market value of derivative instrument	(27,217)

Comprehensive income	$21,872,788

See accompanying notes to consolidated financial statements.
3.

EHHI HOLDINGS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Year Ended December 31, 2013

	Series A Preferred Stock	Class A Common Stock	Class B Common Stock	Class C Common Stock	Paid-in capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2013	$—	$139,375,000	$117,031	$60,755	$2,193,111	$(2,378,217)	$52,790,071	$(84,629)	$192,073,122

Other comprehensive loss	—	—	—	—	—	—	—	(27,217)	(27,217)
Stock compensation	—	—	—	—	190,852	—	—	—	190,852
Net income	—	—	—	—	—	—	21,900,005	—	21,900,005

Balance at December 31, 2013	$—	$139,375,000	$117,031	$60,755	$2,383,963	$(2,378,217)	$74,690,076	$(111,846)	$214,136,762

See accompanying notes to consolidated financial statements.
4.

EHHI HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2013

Cash flows from operating activities
Net income	$21,900,005
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	5,792,709
Amortization of debt financing costs	568,552
Amortization of debt discount	709,309
Bad debt expense	1,128,270
Loss on disposal of property and equipment	50,557
Deferred income tax provision	4,917,917
Change in contingent consideration	(1,221,026)
Stock compensation	190,852
Change in assets and liabilities
Accounts receivable	(7,814,368)
Prepaid and other assets	901,444
Deferred revenue	2,936,815
Accounts payable	(190,431)
Accrued liabilities	2,061,934
Net cash from operating activities	31,932,539

Cash flows from investing activities
Purchases of property and equipment	(2,743,397)
Proceeds from sale of equipment	647,907
Acquisition of businesses	(14,088,753)
Net cash used in investing activities	(16,184,243)

Cash flows from financing activities
Payment of debt finance costs	(330,097)
Payments on long-term debt	(18,384,164)
Proceeds from long-term debt	9,000,000
Net cash used in financing activities	(9,714,261)

Net change in cash and cash equivalents	6,034,035

Cash and cash equivalents at beginning of year	5,490,773

Cash and cash equivalents at end of year	$11,524,808

Supplemental disclosures of cash flow information
Cash paid for interest	$8,772,603

Cash paid for income taxes	$7,600,486

Schedule of noncash investing activities
Property and equipment acquired through a capital lease	$2,236,202

See accompanying notes to consolidated financial statements.

5.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of EHHI Holdings, Inc. (“EHHI”) and its wholly owned subsidiaries (individually and collectively, the “Company”). All material intercompany balances and transactions have been eliminated.

Nature of Business: The Company is a provider of a wide range of home health care services in Texas, New Mexico, Oklahoma, Colorado, Utah, Idaho, Massachusetts, Connecticut, Kansas and Virginia, including skilled nursing, therapy, social services, pediatric nursing, and home health aide services. The Company is Medicare and Medicaid certified and receives the majority of its reimbursements through the Medicare program, the Texas and Oklahoma State Medicaid programs, and commercial insurance payors. The Company offers hospice services in its Kansas, Oklahoma, New Mexico, Texas, Utah and Idaho markets.

Basis of Accounting: The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Cash and Cash Equivalents: Cash and cash equivalents consist of bank deposits in accounts that are federally insured up to $250,000. Additionally, for purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Revenue Recognition:
We derived our consolidated net revenues from the following payor sources:

Medicare	82.3%
Medicare Advantage	4.1%
Medicaid	8.4%
Other	5.2%
Total	100%
Home Health Revenue Recognition
EHHI’s receivables are primarily from the Medicare program (Note 11). Under the Medicare Prospective Payment System (“PPS”), EHHI is paid by Medicare based on episodes of care. An episode of care is defined as a length of stay up to 60 days, with multiple continuous episodes allowed. A base episode payment is established by the Medicare program through federal legislation for all episodes of care started on or after the applicable time periods.

With respect to Medicare reimbursement of amounts different than the base episode amount, the change depends upon the completion date of the episode; therefore, changes in reimbursement, both positive and negative, will impact the financial results of the Company up to 60 days in advance of the effective date. The base episode payment is adjusted by applicable regulations including, but not limited to, the following: a case mix adjuster consisting of home health resource groups (“HHRG”), the applicable geographic wage index, low utilization (either expected or unexpected), intervening events, and other factors. The episode payment is also adjusted in the event a patient is either readmitted by the Company, or admitted to another home health agency prior to the expiration of 60 days from the original admission date. Such adjustments

6.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are known as partial episode payments. The episode payment will be made to providers regardless of the cost incurred to provide care. The services covered by the episode payment include all disciplines of care, in addition to medical supplies, within the scope of the home health benefit.

A portion of reimbursement from each Medicare episode is billed and cash is typically received before all services are rendered. The estimated episodic payment is billed at the commencement of the episode. Sixty percent of the estimated reimbursement is received based on billing for the initial episode of care per patient. For any subsequent episodes of care contiguous with the first episode of care for the patient, the Company receives 50% of the estimated reimbursement at initial billing. In each instance, the remaining reimbursement is received upon completion of the episode and applicable final episode billing.

Revenue for the episode of care is recorded over a 60-day episode period using a calendar day prorating method. The amount of revenue recognized for episodes of care which are incomplete at period end is based on the pro rata of the number of days in the episode which have been completed as of the period end date. Unearned revenue from incomplete episodes at month end is recorded as deferred revenue until earned. Because of the potential for changes in base episode payments referred to above and the complexity of the regulations, the amounts originally recorded as net revenue and accounts receivable may be subject to revision as additional information becomes known.

The Company is subject to certain Medicare regulations affecting outlier revenue. Regulations required a cap on all outlier revenue at 10% of total Medicare revenue received by each provider’s number episodes ending during the 2013 calendar year. Management has reviewed the potential cap and recorded a reserve for the outlier cap at December 31, 2013 of $546,049.
Hospice Medicare Revenue Recognition
Medicare revenues for Hospice are recorded on an accrual basis based on the number of days a patient has been on service at amounts equal to an estimated payment rate. The payment rate is dependent on whether a patient is receiving routine home care, general inpatient care, continuous home care or respite care. Adjustments to Medicare revenues are recorded based on an inability to obtain appropriate billing documentation or authorizations acceptable to the payor or other reasons unrelated to credit risk. Hospice companies are subject to two specific payment limit caps under the Medicare program. One limit relates to inpatient care days that exceed 20% of the total day of hospice care provided for the year. The Company did not exceed the 20% cap related to inpatient days in 2013. The second limit relates to an aggregate Medicare reimbursement cap calculated by the Medicare fiscal intermediary. The Company did not exceed the Medicare cap for the year ended December 31, 2013.

EHHI is subject to changes in government legislation that could impact Medicare payment levels and changes in payor patterns that may impact the level and timing of payments for services rendered.

Allowance for Uncollectible Accounts: The allowance for uncollectible accounts is determined by management based on EHHI’s historical experience, specific collection circumstances, and general economic conditions. Periodically, management reviews accounts receivable and records an allowance for specific accounts based on current circumstances and charges off the receivable against the allowance when all attempts to collect the receivable have failed.

The following is the activity related to our allowance for uncollectible accounts for the year ended December 31, 2013:

Balance at January 1, 2013	$2,039,029
Additions and charges to expense	1,768,270
Deductions and accounts written off	(468,742)
Balance at December 31, 2013	$3,338,555

7.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in current earnings. Expenditures for major renewals and improvements, which increase useful lives of assets, are capitalized. Maintenance, minor renewals, and repairs are charged to an expense in the year incurred. Assets are depreciated on the straight-line method over their estimated useful lives, which range from three to seven years.

Intangible Assets: Intangible assets with indefinite useful lives will not be amortized but will be subject to annual impairment tests based on their estimated fair values. The Company has concluded that licenses to operate home-based services have indefinite lives as management has determined that there are no legal, regulatory, contractual, economic, or other factors that would limit the useful life of the licenses and the Company intends to renew and operate the licenses indefinitely.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net assets of businesses acquired in a business combination. Goodwill is tested for impairment at least annually or more frequently if events and circumstances indicate a possibility of impairment. Absent any impairment indicators, we perform our goodwill impairment testing as of September 30th of each year. Impairments are recorded when an entity’s carrying value of goodwill exceeds its implied fair value. No goodwill impairment expense was recorded in the year ended December 31, 2013.

Long Lived Assets: Amortizable intangible assets and property and equipment are reviewed to determine if facts and circumstances suggest the assets may be impaired or the useful life may need to be changed. The Company considers internal and external factors relating to each asset, including cash flow, contract changes, local market developments, health care trends, and regulatory information. If these factors and the projected cash flows of the Company over the remaining useful life indicate the asset will not be recoverable, the carrying value will be adjusted to the estimated fair value. Based on the review performed, there was no impairment for year ended December 31, 2013.

Debt Financing Costs: Debt financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the related debt using the effective interest method. Amortization expense related to debt financing fees amounted to $568,552 for 2013. In April 2013, the Company amended its credit facilities to reduce pricing (Note 6) and incurred additional financing costs of $330,097. The Company has $1,658,917 recorded as net debt financing costs and included in other assets at December 31, 2013.

Fair Value of Financial Instruments: U.S. GAAP defines fair value, provides enhanced guidance for using fair value to measure assets and liabilities under current U.S. GAAP standards, and expands the disclosure of the methods used and the effect of fair value measurements on earnings. Carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms and maturities, the carrying value of debt and capital lease obligations approximate their fair value and are classified within Level 2 of the valuation hierarchy. The fair value of the interest rate cap agreement (Note 6) is estimated by using a model that builds a yield curve from market data for actively traded securities at various times and maturities and takes into account current interest rates and the current credit worthiness of the respective counterparties. The interest rate swaps are classified within Level 2 of the valuation hierarchy.

Deferred Income Taxes: Deferred income taxes are recognized using the liability method. Under the liability method, deferred income taxes are recognized for the income tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment.

8.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates associated with contractual allowances, bad debts, incurred but not reported claims, reserves, carrying value of goodwill and intangible assets and valuation allowance on deferred income tax assets are particularly susceptible to differ from actual results.

Advertising Costs: We expense costs of print, and other advertisements as incurred. Advertising expenses, primarily included in Other Operating Expenses within the accompanying consolidated statement of comprehensive income, were $1,522,653 for the year ended December 31, 2013.

Litigation: From time-to-time, the Company is involved in litigation arising in the course of business. We accrue for loss contingencies associated with outstanding litigation for which management has determined it is probable a loss contingency exists and the amount of loss can be reasonably estimated. After consultation with legal counsel, it is management's opinion that any known litigation matters will be resolved without material adverse effect on the Company's financial statements.

Derivatives and Hedging: All derivative instruments are recorded in the consolidated balance sheets as either an asset or liability and measured at fair value. Changes in the derivative instrument's fair value are recognized currently in earnings, unless the derivative instrument has been designated as a cash flow hedge and specific cash flow hedge accounting criteria are met. The Company follows cash flow hedge accounting and changes in the fair value of the interest rate cap are recorded as a component of other comprehensive loss within the statement of comprehensive income.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive loss. Other comprehensive loss reflects changes in the fair value of certain derivative instruments (Note 6).

Equity: The Company has authority to issue 3,100,000 shares of stock. Shares authorized and issued by class are as follows as of December 31, 2013:

	Authorized	Issued	Outstanding
Series A Preferred Stock	15,000	—	—
Class A Common Stock	260,000	139,375	139,375
Class B Common Stock	160,000	159,484	117,031
Class C Common Stock	65,000	60,755	60,755
Class D Common Stock	2,600,000	—	—

The Class A Common Stock accrued dividends at a rate of eight percent per annum through June 30, 2012. An amendment to the Company’s Certificate of Incorporation modified the dividend to accrue at four percent per annum after June 30, 2012. The dividend is payable to the holders of the shares in connection with a liquidation of the Company or the redemption of such Common Shares by the Company. The accumulated dividend had a value of $78,347,000 at December 31, 2013. The accumulated dividend had a per share value of $562 at December 31, 2013. The Class A shares plus all accumulated accrued and unpaid dividends are each convertible into ten shares of Class D Common Stock in the event of a change in ownership. Upon any liquidation, dissolution, or winding up of the Company, each holder of Class A Common Stock shall be entitled to be paid, before any distribution or payment is made upon Class B, Class

9.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

C or Class D shares, an amount equal to Liquidation Value of Class A Common Stock, including all accumulated and unpaid dividends thereon. The Class A Common Stock has a par value of $1,000 per share.

In 2012, the Company purchased 42,453 shares of Class B shares from certain shareholders. These shares were purchased at fair market value of $57.02 per share. The shares are currently held as treasury stock at a total value of $2,378,217. The Class B shares have time and performance based vesting. Shares that vest over time do so ratably over a five-year period. A total of 96,527 shares had vested as of December 31, 2013. The Class B Common Stock has a par value of $1 per share.

The Class C Common Stock vests upon the occurrence of a liquidity event, coupled with the achievement of meeting certain rates of return. The Class C Common Stock has a par value of $1 per share.

The Series A Preferred Stock does not have any voting rights. All Common Stock is entitled to voting rights.

Income Taxes: The Company follows guidance under current accounting standards with respect to accounting for uncertainty in income. A tax position is recognized as a benefit only if it is “more likely than not” the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Current accounting standards require the Company to disclose the amount of potential benefit or obligation to be realized as a result of an examination performed by a taxing authority. For the year ended December 31, 2013, management has determined the Company does not have any tax positions that result in any uncertainties regarding the possible impact on the Company’s consolidated financial statements. The Company is a C Corporation, and is subject to U.S. federal income tax and state income tax in the states of Texas, New Mexico, Oklahoma, Colorado, Utah, Idaho, Massachusetts, Connecticut, Kansas and Virginia. The Company is no longer subject to examination by taxing authorities for years before 2010.

The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest and income tax expense, respectively. The Company does not expect the total of unrecognized tax benefits to significantly change in the next 12 months. The Company has no amounts accrued for interest or penalties as of December 31, 2013.

Stock Compensation: The Company accounts for its stock option plan by recognizing the costs of employee services received in exchange for an award of stock based on the grant-date fair value of the award. Compensation expense related to the stock options that are subject to vesting requirements is recognized over the vesting period. The Company recognizes compensation expense in future periods based on management’s determination of the stock fair value at the grant date and allocates the expense ratably over the applicable vesting periods.

Subsequent Events: Management has performed an analysis of all events or transactions subsequent to December 31, 2013 to determine the need for any adjustments to and/or disclosures within the audited financial statements for the year ended December 31, 2013. Management has evaluated subsequent events for recognition and disclosure through March 24, 2014, the date our financial statements were available to be issued. See Note 14.

10.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 2 - ACQUISITIONS
Current accounting standards require the Company to exclude from the purchase price allocations of an acquired business the direct costs of acquiring the business or costs the acquirer may incur to integrate the business going forward. As a result, the Company expensed approximately $431,000 during 2013. These expenses are included in other general and administrative expenses in the consolidated statement of comprehensive income. In addition, goodwill on the below acquisitions is deductible for tax purposes.

During 2013, the Company completed the following nine acquisitions, none of which were individually significant to its financial position, results of operations, or cash flows:

•
On February 16, 2013, the Company acquired the business operations and substantially all the assets of Advanced Home Healthcare LLC, a home health company with operations located in Fort Collins, Colorado.

•
On April 1, 2013, the Company acquired the business operations and substantially all of the assets of Ruidoso Home Care, LLC, a home health and hospice company with operations located in Ruidoso, New Mexico.

•	On April 28, 2013, the Company acquired the business operations and substantially all of the assets of American Homecare, Inc., a home health company with operations located in Virginia.

•	On May 29, 2013, the Company acquired the business operations and substantially all of the assets of Aurora Hospice, LLC, a hospice company with operations located in Houston, Texas.

•	On August 5, 2013, the Company acquired the business operations and substantially all of the assets of Sunshine Hospice, Inc., a hospice company with operations located in Durant, Oklahoma.

•	On September 6, 2013, the Company acquired Apex Hospice, LLC, a hospice company with operations located in Fort Worth, Texas.

•	On September 6, 2013, the Company acquired TH of San Antonio, LLC, a hospice company with operations located in San Antonio, Texas.

•
On September 28, 2013, the Company acquired the business operations and substantially all of the assets of Homecare Health Services, Inc., a home health company with operations located in Wichita Falls, Texas.

•
On December 4, 2013, the Company acquired the business operations and substantially all of the assets of Homecare Connection & Hospice, Inc., a home health and hospice company with operations located in Carlsbad, New Mexico.

Each acquisition was completed in order to pursue the Company’s strategy of increasing market presence by expanding the service base and enhancing its position in certain geographic areas as a leading provider of home health and hospice services. The purchase price for each acquisition was negotiated through arm’s length transactions, with consideration based on the Company’s analysis of, among other things, comparable acquisitions and expected cash flows for each transaction. Each acquisition was accounted for under the acquisition method of accounting and included in the consolidated financial statements from the respective acquisition dates. Assets acquired and liabilities assumed were recorded at their estimated fair values as of their respective acquisition dates. The fair values of identifiable intangible assets were based on valuations using the cost and income approaches. The cost approach is based on amounts that would be required to replace the asset (i.e., replacement cost). The income approach is based on management’s estimates of future operating results and cash flows discounted using a weighted-average cost of capital that reflects market participant assumptions. Goodwill generated from the acquisitions was recognized for the excess of the purchase price over tangible and identifiable intangible assets because of the expected contributions of each acquisition to our overall corporate strategy. Each acquisition was funded using cash on hand and availability under our revolving credit facility.

11.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 2 – ACQUISITIONS (Continued)
The fair value of the assets acquired and liabilities assumed at the acquisition dates for the transactions completed in 2013 was as follows:

Property and equipment, net	$79,039
Identifiable intangible assets:
Medicare licenses (indefinite lived)	3,000,000
Trade name (useful life of one year)	265,000
Noncompete agreements (useful life of 3 to 5years)	601,000
Goodwill	10,349,473
Other assets	39,195
Total assets acquired	14,333,707
Total liabilities assumed	(244,954)

Net assets acquired	$14,088,753

The net assets acquired equals the net cash paid for all acquisitions during 2013.

The Company’s reported net revenues and net income for the year ended December 31, 2013 include operating results for each acquisition from their respective acquisition dates. The following table summarizes the results of operations of the above mentioned transactions from the date of acquisition included in the Company’s consolidated results of operations and the unaudited pro forma results of operations of the combined entity had the date of each acquisition been January 1, 2013:

	Net Revenues	Net Income
Acquired entities only: Actual from each transaction’s respective acquisition date to December 31, 2013	$9,489,625	$622,606
Combined entity: Supplemental pro forma from January 1, 2013 through December 31, 2013 (unaudited)	$313,141,526	$22,546,887

As part of the 2011 Alpine Healthcare, LLC, Creekside Home Health, Inc., Alpine Hospice Inc., Creekside Hospice Inc., and Healthcare Management, LLC acquisition, the sellers had an earn-out opportunity of $2,000,000, which could be earned upon reaching certain patient admission goals. During 2013, assumptions changed and the liability was revalued to zero, resulting in an adjustment $1,357,073 recorded to other income in the statement of comprehensive income. At December 31, 2013, there were no amounts accrued as a contingent consideration liability.

12.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 3 - PROPERTY AND EQUIPMENT
Property and equipment, and the related accumulated depreciation, as of December 31, 2013 are as follows:

Furnitures fixtures and equipment	$9,778,425
Computer software and equipment	7,910,806
Automobiles	8,415,100
26,104,331
Less accumulated depreciation	(17,713,160)
$8,391,171

Fully depreciated assets as of December 31, 2013 were $15,456,109. Depreciation expense for the Company for 2013 was $3,931,340.

Capital Leases: The Company operates a fleet vehicle program for certain professional staff. The leases are for a period of three years and contain bargain purchase options. Total depreciation for vehicles under lease was $1,191,189 in 2013 and is included in depreciation expense.

As of December 31, 2013, the Company had entered into lease agreements primarily for automobiles which have been capitalized as follows:

Automobiles	$8,246,389
Less accumulated depreciation	(4,392,173)
$3,854,216

The following schedule presents by year the future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2013.

2014	$1,421,857
2015	900,144
2016	307,368
Amount representing interest	(106,689)
Lease commitment (Note 6)	$2,522,680

For a discussion of operating leases, see Note 10.

NOTE 4 - INTANGIBLES AND GOODWILL

Goodwill activity for 2013 was as follows:

Beginning Balance	$330,284,774
Acquisitions (Note 2)	10,349,473
Ending balance	$340,634,247

13.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 4 - INTANGIBLES AND GOODWILL (Continued)

The components of intangible assets as of December 31, 2013 are as follows:

	Gross Carrying Amount	Accumulated Amortization	Net
Non-amortizing intangible assets:
Medicare licenses	$14,400,000	$ -	$14,400,000
Amortizing intangible assets:
Referral network	48,500,000	(48,500,000)	-
Noncompete agreements	12,773,808	(9,959,466)	2,814,342
Patient backlog	3,700,000	(3,700,000)	-
Tradename	1,515,000	(1,355,833)	159,167
Total intangible assets	$80,888,808	$(63,515,299)	$17,373,509

Estimated future amortization of amortizable intangibles for the next five years is as follows:

2014	$1,068,095
2015	818,095
2016	635,501
2017	384,783
2018	66,034
$2,973,509

Amortized intangibles are being amortized using the straight-line method over five years for referral networks, five years for noncompete agreements, two years for patient backlogs, and one year for trade names. Amortization expense for intangible assets for 2013 was $1,861,369.

NOTE 5 - INCOME TAXES

The provision for income taxes for the year ended December 31, 2013 consists of the following:

Current income tax expense:
Federal	$7,589,403
State and local	439,233
Total current expense	8,028,636
Deferred income tax expense (benefit):
Federal	4,610,501
State and local	307,416
Total deferred expense	4,917,917
Total income tax expense	$12,946,553

14.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 5 - INCOME TAXES (Continued)

A reconciliation of differences between the federal income tax the statutory rate and the Company’s actual income tax expense is presented below:

Tax expense at statutory rate	35.0%
Decrease in tax rate resulting from:
State income taxes, net of federal benefit	1.4%
Other items	0.7%
Income tax expense	37.2%

The significant components of deferred tax assets and liabilities reflected on the balance sheet are as follows:

Deferred tax assets:
Intangible assets	$6,154,334
Accrued bonuses	561,385
PDO accruals	712,643
Accrued liabilities	325,103
Stock option expense	105,046
Other	218,444
Total deferred tax assets	8,076,955
Deferred tax liabilities:
Fixed assets	541,271
Goodwill	18,136,023
Prepaid expenses	205,710
Total deferred tax liabilities	18,883,004

Net deferred tax liabilities	(10,806,049)
Less: current deferred tax assets	(1,555,315)
Noncurrent deferred tax liabilities	$(12,361,364)

At December 31, 2013, the Company had no net operating loss carryforwards or alternative minimum tax credit carryforward available to offset future federal income taxes.

NOTE 6 - DEBT

On June 7, 2012, the Company entered into a credit agreement (the “Credit Agreement”) with commitments totaling $210,000,000 consisting of (i) a $135,000,000 term loan facility, (ii) a $25,000,000 delayed draw term loan facility (collectively, the “Term Loans”), and (iii) a $50,000,000 revolving credit facility (“Revolving Credit Facility”). The Credit Agreement is secured by substantially all assets of the Company. As part of the Credit Agreement, the Company was charged an upfront fee of $3,150,000, which was payable as a discount on debt.

15.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 6 – DEBT (Continued)

As of December 31, 2013, the Company’s long-term debt consisted of the following:

Revolving Credit Facility	$—
Term Loans, net of discount of $2,047,818 at December 31, 2013	152,108,432
Capital leases	2,522,680
154,631,112
Less: current portion of long-term debt	(7,351,078)
147,280,034

The Revolving Credit Facility requires quarterly interest payments and principal payments, and any amounts outstanding are due at maturity on June 7, 2017. Fees amounting to 0.5% of the unused balance are accrued and payable quarterly. The interest rate on the Revolving Credit Facility is equal to the applicable LIBOR rate (inclusive of a 1.0% floor on the applicable LIBOR rate) plus a 3.5% margin or a base rate equal to the prime rate plus a 2.5% margin. The Revolving Credit Facility is used for working capital purposes and for the financing of acquisitions. If amounts had been drawn under the Revolving Credit Facility as of December 31, 2013, the interest rate would have been 4.5%.

The Term Loans mature on June 7, 2017. There are mandatory annual reductions in principal, payable quarterly, based on initial principal borrowed on the Term Loans and the following schedule:

September 30, 2012 – June 30, 2014	0.625% of initial principal quarterly
September 30, 2014 – March 31, 2017	1.25% of initial principal quarterly
June 7, 2017	Balance of unpaid principal outstanding

Pursuant to the Credit Agreement, the Company was required to make an excess cash flow payment for the year ended December 31, 2013; however, the lenders to the Credit Agreement waived the excess cash flow payment in March 2014. Interest rates on the Term Loans equal the applicable LIBOR rate (inclusive of a 1.0% floor on the applicable LIBOR rate) plus a 3.5% margin or a base rate equal to the prime rate plus a 2.5% margin. The interest rate on these Term Loans was 4.5% at December 31, 2013.

The Company initiated a fleet vehicle program for certain professional staff, which is accounted for as a capital lease. Obligations under the capital lease program totaled $2,522,680 at December 31, 2013.

As of December 31, 2013, annual maturities of long-term debt, excluding capital lease obligations shown at Note 3, in each of the next five years are as follows:

2014	$6,000,000
2015	8,000,000
2016	8,000,000
2017	132,156,250
$154,156,250

The Company’s Credit Agreement includes a requirement that the Company enter into and maintain interest rate swap contracts covering a notional value of not less than 50 percent of the Company’s aggregate consolidated outstanding indebtedness (other than the total Revolving Credit Facility outstanding) for a period of not less than three years. On August 24, 2012, the Company entered into a derivative instrument consisting of a three-year interest rate cap with a notional value of $80.0 million. The Company paid

16.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 6 – DEBT (Continued)

$146,000 to enter into the contract. The interest rate cap was effective October 11, 2012 and terminates October 13, 2015. Under the interest rate cap, the Company pays a variable rate plus an applicable rate (which is 4.5% at December 31, 2013). If the variable rate plus the applicable rate rise above 5.5%, the Company’s interest obligation on the $80.0 million would be capped at 5.5% for the duration of the interest rate cap. The change in the fair value of the interest rate cap of $27,217 in 2013 is included in other comprehensive loss. The fair value of the interest rate cap at December 31, 2013 was $34,154, which is reported in other assets in the consolidated balance sheet. As discussed in Note 14- Subsequent Events, the interest rate cap was terminated as part of the acquisition by HealthSouth in which the Company’s outstanding indebtedness under its Credit Agreement was repaid in its entirety.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company pays Thoma Cressey Bravo, L.P., its principal shareholder, management fees and expenses for financial and other advisory services. Management fees and expenses of $421,501 were paid in 2013.

The billing platform utilized by the Company for its Medicare billing was purchased from Homecare Homebase, LP. The Company’s chief executive officer is an investor and an officer of Homecare Homebase, LP. The Company paid Homecare Homebase, LP $2,807,174 in 2013 for purchased software and maintenance.

The Company maintains employment agreements with nine employee stockholders. The stockholders are guaranteed a salary, performance bonus as determined by the board of directors and termination pay that is contingent on the facts and circumstances surrounding the termination. These agreements do not have set expiration dates.

NOTE 8 - RETIREMENT PLAN

During 2013, EHHI had a 401(k) plan, which covers all employees over the age of 21 with three months of eligible service. Employees may contribute up to 60% of their compensation, subject to IRS annual limitations. The Company has a matching contribution policy as part of the 401(k) plan. At December 31, 2013, the Company has accrued $339,560, included in accrued payroll and related benefits on the consolidated balance sheet, and the Company paid $264,932 in 2013.

NOTE 9 - SELF-FUNDED HEALTH AND WELFARE INSURANCE PLAN

The Company maintains a self-funded medical and dental insurance plan for all full-time employees and their eligible dependents. The amounts funded by the Company are based on medical and dental claims processed and submitted for payment on a periodic basis by a third-party plan administrator. The Company purchased a stop-loss liability insurance policy (reinsurance) that reimburses the Company for individual participant’s claims incurred in excess of $150,000 for the policy periods.

The Company also maintains a Healthcare Reimbursement Account for the benefit of its eligible employees. This plan reimburses employees for certain qualified medical expenses up to a maximum of $1,000 per year. Participants in this plan may carry forward unused benefits in any year to the subsequent year, up to a maximum rollover of $1,500. Medical claims related to these plans incurred but not paid as of December 31, 2013, are estimated at $2,141,411 and are included in accrued payroll and related benefits on the

17.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 9 - SELF-FUNDED HEALTH AND WELFARE INSURANCE PLAN (Continued)

consolidated balance sheet. The Company does not anticipate any reinsurance receivables at December 31, 2013. The expense incurred under these plans for 2013 was $8,236,313.

The Company maintains a self-funded workman’s compensation plan for all employees in the State of Texas. The Company purchased a stop-loss liability insurance policy that reimburses the Company for individual claims incurred in excess of $25,000.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Third-Party Audits: Three of the Company’s subsidiaries received from a Zone Program Integrity Contractor (“ZPIC”) a request for records regarding a sample of patients who received services from the subsidiaries from June 1, 2008 to May 31, 2010, from April 1, 2008 to March 31, 2010, and from October 20, 2008 to June 6, 2010 (the “Review Period”) to determine whether the underlying services met pertinent Medicare payment requirements. Based on the ZPIC’s findings for various patients, which were extrapolated to similarly situated claims for home health services provided by the subsidiaries billed during the Review Period, the Medicare Administrative Coordinator ("MAC") issued a notice of overpayment seeking recovery from the Company’s subsidiaries of alleged overpayments totaling approximately $7.7 million. The MAC communication represents an initial determination based upon the ZPIC analyses. The Company has many procedural appeal steps to follow and is vigorously contesting these findings and seeking to have these findings overturned. As of December 31, 2013, the Company had many of the claim denials overturned in its favor, which has reduced the claim from $7.7 million to approximately $4.7 million. The Company is continuing its appeals of the remaining denied claims. No assurances can be given as to the timing or outcome of the appeals process. The Company has recorded an estimated liability for claims they believe may be at risk as of December 31, 2013 of approximately $900,000.

Leases: The companies owned by EHHI have entered into certain real estate and equipment operating lease agreements. These leases expire in various years between 2014 and 2019 and require the payment of real estate taxes, insurance, and other expenses and contain penalties for early termination under certain circumstances. Lease expense amounted to $6,164,560 for 2013.

Future annual minimum lease payments required under these leases are as follows:

2014	$4,829,402
2015	2,415,160
2016	1,555,753
2017	969,228
2018	456,003
$10,225,546

NOTE 11 - CONCENTRATION OF CREDIT RISK

Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of accounts receivable. Approximately 86% of net revenues for EHHI for 2013 were reimbursed under arrangements with Medicare, a third-party payor government program. Accounts receivable from Medicare approximated 89% of accounts receivable at December 31, 2013. Although management does not expect Medicare to discontinue funding for services provided, the loss of funding or a significant decrease in the volume of business or related reimbursement could have a significant impact on the Company's operations.

18.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 12 - FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the Company’s principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines the fair market values of its derivative contract based on the fair value hierarchy established in ASC 820, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the Company’s own assumptions based on market data and on assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The Standard describes three levels within its hierarchy that may be used to measure fair value:

Level 1 Inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 Inputs: Significant other observable inputs other than Level 1 quoted prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 Inputs: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would rise in pricing an asset or liability.

Our derivative instruments consist of the interest rate cap. The fair value of the derivative is determined based on an income approach using the relative values of the fixed and floating rate portions of the interest rate contract. The valuation model utilized involves current interest rates, project yield curves and volatility factors to determine the fair value of the instrument as of the date of measurement. As such, significant fair value inputs can generally be verified and do not involve significant management judgments (Level 2 inputs).

19.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 12 - FAIR VALUE MEASUREMENTS (Continued)

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis under ASC 820:

	Fair Value Measurements
	At December 31, 2013 Using:
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	(Level 1)	(Level 2)	(Level 3)
Assets:
Interest rate cap derivative instrument	$—	$34,154	$—

NOTE 13 – STOCK OPTIONS

In June 2012, the Company adopted a nonqualified employee stock option plan (the “Plan”) pursuant to which the Company’s board of directors may grant stock options to officers and key employees. The options are granted as Class D shares. The total number of shares authorized for issuance under the Plan was 75,392. Stock options are granted with an exercise price determined by the board of directors.

Under the Plan, options vest over three years that provides for one-third vesting after each year. Options become exercisable on each of first three anniversaries of the grant date and expire ten years from the grant date.

The fair value of the options granted in 2012 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions:

Fair value of common stock	$58.64
Expected volatility	27.0%
Expected dividend yield	—%
Expected term	3.0 years
Risk free rate	1.61

The Company determined it does not have sufficient information on which to base a reasonable and supportable estimate of expected volatility of its share price, because they have limited or no active stock transactions with third parties. Therefore, the Company has selected a comparable public company to utilize in determining its volatility assumption. Volatility was calculated using the historical daily closing return value of this selected company over a time period that is comparable to the expected term of the option.

The Company uses historical data to estimate employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The grant-date fair value of options granted during 2012 was $12.08 per share. The Company recognizes compensation expense in future periods based on management’s determination of the equity instrument’s fair value at the grant date and allocates the expense ratably over the applicable vesting periods. The Company recognized $190,852 of stock compensation expense for the year ended 2013.

20.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 13 – STOCK OPTIONS (Continued)

As of December 31, 2013, there was $286,279 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of 1.5 years.

A summary of the Company's stock option activity and related information under the plan discussed above follows:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding, January 1, 2013	47,394	$58.64	9.5 years
Granted	—	—
Exercised	—	—
Forfeitures	—	—
Outstanding, December 31, 2013	47,394	$58.64	8.5 years

A summary of the Company’s vested option activity follows:

	Shares	Weighted Average Grant Date Fair Value
Vested and exercisable, January 1, 2013	—	$—
Exercised	—	—
Vested	15,798	12.08
Forfeitures	—	—
Vested and exercisable, December 31, 2013	15,798	$12.08

NOTE 14 – SUBSEQUENT EVENTS

Pursuant to an asset purchase agreement dated January 7, 2014, the Company acquired the business operations and certain assets from AHS Cushing Hospital, LLC and AHS Henryetta Hospital, LLC, home health care companies with operations in Tulsa and Henryetta, Oklahoma. The total purchase price was $325,000.

Pursuant to an asset purchase agreement dated January 20, 2014, the Company acquired the business operations and substantially all the assets of Generation Solutions of the Roanoke Valley, Inc., a home health care company with operations located in Roanoke, Virginia. The total purchase price was $1,500,000.

21.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 14 – SUBSEQUENT EVENTS (Continued)

Pursuant to an asset purchase agreement dated February 5, 2014, the Company acquired the business operations and substantially all of the assets of Thrive Home Health Care, Inc., a home health company with operations located in Texas. The total purchase price was $3,151,173.

Pursuant to an asset purchase agreement dated March 7, 2014, the Company acquired the business operations and substantially all of the assets of Sacred Heart Home Health Care, Inc., a home health company with operations located in Kansas. The total purchase price was $ 3,079,904.

The fair value of the assets acquired and liabilities assumed at the acquisition dates for the transactions completed above before March 2014 was as follows:

Property and equipment, net	$ -
Identifiable intangible assets:
Medicare licenses (indefinite lived)	1,200,000
Tradename (useful life of 1 year)	110,000
Noncompete agreements (useful life of 3 to 5 years)	375,000
Goodwill	6,390,000
Other assets	20,231
Total assets acquired	8,095,231
Total liabilities assumed	(39,154)
Net assets acquired	$8,056,077

NOTE 15 – SUBSEQUENT EVENTS (UNAUDITED)

The following events are unaudited and occurred subsequent to the Independent Auditor’s Report.

Pursuant to an asset purchase agreement dated May 22, 2014, the Company acquired the business operations and substantially all the assets of Caritas in Home Services, LLC, and BCS Family Hospice, LLC, a home health care and hospice company with operations located in Bryan/College Station, Texas. The total purchase price was $1,537,100.

Pursuant to an asset purchase agreement dated August 29, 2014, the Company acquired the business operations and substantially all the assets of Phoenix Home Care, Inc. and RPR Healthcare Consulting, LLC, a home health care company with operations located in central Florida. The total purchase price was $23,375,025.

22.

EHHI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2013

NOTE 15 – SUBSEQUENT EVENTS (UNAUDITED) (Continued)

The fair value of the assets acquired and liabilities assumed at the acquisition dates for the transactions completed after March 2014 was as follows:

Property and equipment, net	$42,000
Identifiable intangible assets:
Medicare licenses (indefinite lived)	2,100,000
Tradename (useful life of 1 year)	355,000
Noncompete agreements (useful life of 3 to 5 years)	625,000
Goodwill	21,918,000
Other assets	33,625
Total assets acquired	25,073,625
Total liabilities assumed	(161,500)
Net assets acquired	$24,912,125

On December 31, 2014, HealthSouth Corporation and a newly formed subsidiary, HealthSouth Home Heath Corporation, entered into a stock purchase agreement with the Company to purchase the outstanding equity interests of the Company. The total consideration delivered at closing was approximately $695.5 million in cash, which amount includes payment of the outstanding borrowings of the Company, transaction expenses, and an escrow reserve and is subject to working capital and other adjustments.

Third Party Audits: The Company is continuing its appeal of ZPIC denials. The Company has recorded an estimated liability for claims they believe may be at risk as of December 31, 2014 of approximately $1,146,000, inclusive of accrued interest. In addition, as of December 2014, the Medicare intermediary recouped $2.9 million (including interest), which the Company recorded in prepaid and other current assets as a balance due from Medicare upon ultimate resolution of all claims. The Company estimates an additional $3.1 million will be recouped in 2015 relating to its remaining ZPIC claim. No assurances can be given as to the timing or outcome of the appeals process

23.